[LETTERHEAD OF TRENWICK]


For Immediate Release


                               Trenwick Group Ltd.
                CEO to Take a Leave of Absence for Health Reasons


Hamilton, Bermuda, August 27, 2002 . . .

Trenwick Group Ltd. ("Trenwick") reported today that James F. Billett, Jr., its Chairman, President and Chief Executive Officer would be taking a leave of absence from his positions at Trenwick for health reasons.

W. Marston Becker, the current Vice Chairman of the Board of Directors and a member of Trenwick's Board of Directors since 1997, will assume the position of Acting Chairman and Acting Chief Executive Officer. Mr. Becker is currently the Chairman of Hales & Company, an insurance industry merchant and investment bank. Mr. Becker was formerly Chairman of the Board and Chief Executive Officer of Orion Capital Corporation, a New York Stock Exchange listed specialty insurance company.

Background Information

Trenwick is a Bermuda-based specialty insurance and reinsurance underwriting organization with three principal businesses operating through its subsidiaries located in the United States, the United Kingdom and Bermuda. Trenwick's reinsurance business provides treaty reinsurance to insurers of property and casualty risks from offices in the United States and Bermuda. Trenwick's international operations underwrite specialty insurance as well as treaty and facultative reinsurance on a worldwide basis through its London insurer and at Lloyd's. Trenwick's U.S. specialty program insurance business underwrites U.S. property and casualty insurance through specialty program administrators.